Exhibit 4.12

[English Translation]

April 27, 2004

China Mobile Communication Co., Ltd

and

China Mobile Communications Corporation

Agreement on Sharing of Administrative Services

and

Administrative Costs

Contents

1	Sharing of administrative services	1

2	Sharing of administrative costs	2

3	Commitment and guarantee	2

4	Liabilities aring from breach of contract	3

5	Term of the agreement	3

6	Force majeure	3

7	Confidentiality	4

8	Assignment	4

9	No waiver	4

10	Notice	4

11	Law applicable and dispute settlement	5

12	Effectiveness of the Agreement and miscellaneous	5

i

Agreement on Sharing of Administrative Services and Administrative Costs

This agreement (“Agreement”) is made and entered into between the following Parties in Beijing, People’s Republic of China (hereinafter referred to as “China”) on April 27, 2004.

Party A: China Mobile Communication Co., Ltd

Registered Address: No. 29, Jinrong Avenue, Xicheng District, Beijing

Party B: China Mobile Communications Corporation

Registered Address: No. 29, Jinrong Avenue, Xicheng District, Beijing

WHEREAS:

(A)	Party A is a company incorporated and validly existing under the laws of China.

(B)	Party B is a company incorporated and validly existing under the laws of China, and holds 100% of the equity interests in Party A.

(C)	China Mobile (Hong Kong) Limited intends to acquire from Party B the entire interests in Party A and mobile telecommunications companies in Neimenggu etc. ten provinces/autonomous regions as well as the entire interests in Beijing P&T Consulting and Design Institute Co., Ltd. (hereinafter as “Acquisition”).

(D)	Party A has a series of administrative departments such as corporate affairs department, human resources department, finance department, etc (hereinafter as “Related Administrative Departments”).

(E)	For the purpose of leveraging Party A’s resources and improving respective operating efficiency, Party A and Party B agree to share the related services of the Related Administrative Departments and the relevant administrative costs.

THEREFORE, the two Parties, with the principles of fair and reasonable, reached the following agreements in connection with the sharing of administrative services and related costs:

1	Sharing of administrative services

Party A agrees that, upon the completion of the Acquisition, the related administrative departments, while performing the related administrative functions for China Mobile (Hong Kong) Limited and its subsidiaries, will also provide Party B the following administrative services in accordance with the terms and conditions of this Agreement, which Party B agrees to accept:

1.1	comprehensive administrative services provided by the corporate affairs department;

1.2	manpower and labour resources administrative services provided by the human resources department;

1.3	accounting and finance administrative services provided by the finance department; and

1.4	other administrative, research & development and supporting services provided by other Related Administrative Departments.

2	Sharing of administrative costs

2.1	Party B shall pay Party A related costs for the administrative services provided by the Related Administrative Departments of Party A, and the amount of which shall be calculated on the basis of the actual costs arising from the administrative services shared by the two Parties.

2.2	For those costs and expenses incurred to the Related Administrative Departments of Party A which can be directly identified and attributable to the relevant Party according to the contents of the job, they shall be directly chargeable to the respective accounts of the relevant Party; while for those costs and expenses that cannot be directly identified and attributable to the relevant Party, including costs for personnel, business trips, office expenses and convention expenses of Party A’s staff engaged in administrative services, costs rendered in relation to Party A’s equipments and facilities, relevant maintenance fees and other daily operating expenses in connection with such administrative services, they shall be determined in accordance with the administrative services shared by Party A and Party B in terms of the working time and workload of the staff of Related Administrative Departments respectively occupied by the two Parties. Party A and Party B agree, upon calculation, on the sharing ratio as 60% and 40%, i.e. Party B should share 40% of the administrative costs.

2.3	The above-mentioned administrative costs shared by the Parties shall be calculated quarterly by the two Parties and Party B shall pay to Party A the related shared costs for the last quarter before the 15th of the first month of the next quarter.

3	Commitment and guarantee

3.1	Each Party hereto represents, warrants and undertakes to the other Party that this Agreement is valid, effective and equally binding to the two Parties.

3.2	Party A undertakes that the administrative services shared with Party B shall be at the same standard and level of quality as the administrative services enjoyed by Party A.

3.3	Party A undertakes that Party A shall promptly inform Party B if, for any reason (save as Party B’s fault), Party B is unable to receive all or part of the administrative services to be shared with Party B under this Agreement, and make every effort to assist Party B in obtaining the same or similar services from other channels.

3.4	Party B undertakes that it will pay to Party A its proportionate share of administrative costs in strict conformity with the means and term as agreed upon in this Agreement.

3.5	Party B undertakes to accept the administrative services provided by Party A as agreed upon in this Agreement, and provide all necessary conditions and assistance, and not to cause any damages to Party A due to its act or omission.

4	Liabilities arising from breach of contract

4.1	Where Party B fails to pay Party A its proportionate share of administrative costs in a timely manner as agreed upon in this Agreement, a penalty of 0.03% of the amount of the late payment shall be paid to Party A for each day of delay. Party A shall have the right to terminate the corresponding services by written notice if Party B is overdue in making payment for over 60 days. If Party B still fails to make the relevant payment 30 days after the receipt of the said written notice, Party A may terminate the corresponding administrative services or this Agreement. However, such termination of the relevant administrative services or this Agreement shall have no impact on the rights or obligations of the two Parties occurred or generated according to this Agreement therebefore.

4.2	Where Party A fails to promptly provide Party B with the agreed administrative services within a reasonable period or within the reasonable period notified in advance by Party B, the former shall pay Party B a penalty of 0.03% of its share of administrative costs for the relevant month for each day of delay. If Party A is overdue in making payment for over 60 day, Party B shall have the right to terminate such administrative services by written notice; If Party A still fails to provide the relevant administrative services 30 days after the receipt of the said written notice, Party B may terminate this Agreement. However, the termination of the relevant administrative services or this Agreement shall have no impact on the rights or obligations of the two Parties occurred or arising under this Agreement prior to the date of termination.

4.3	Either Party to this Agreement shall be liable for its breach of contract and indemnify for any and all losses thus incurred to the other Party due to its breach of this Agreement. Nevertheless, the breaching party shall not be liable for any loss resulted from force majeure incidents.

5	Term of the Agreement

5.1	This Agreement shall be of validity until December 31, 2005.

5.2	Provided that the laws and regulations has been fully complied with, unless any Party, within 60 days before the expiration of this Agreement or any extension of this Agreement, informs the other Party in writing that it will not renew the Agreement, this Agreement will be automatically renewed for 3 years upon the expiration of this Agreement or the extension of this Agreement.

5.3	Despite the contents agreed upon in Clause 5.1 and 5.2, Party B shall have the right to unilaterally cancel this Agreement within the valid period or extension of this Agreement. This Agreement shall be terminated from the date when Party A receives the written notice of such revocation from Party B.

6	Force majeure

In any event of force majeure which is unforeseeable, unavoidable and insurmountable to its happening and consequences, resulting in any inability on any Party to perform the related obligations hereunder, the affected Party shall immediately notify the other Parties of such event, and provide the other Parties within fifteen (15) days valid documents of proof evidencing the detailed occurrence of such event, and reasons for its inability or delay to perform all or part of such obligations under the Agreement. Upon the extent to which an event of force majeure affects the performance of such obligations, the Parties hereto shall consult each other so as to terminate or partially waive or extend the performance of such obligations.

7	Confidentiality

Save as otherwise provided or required by the laws or regulatory authorities, neither Party shall, without prior written consent (each Party shall not refuse or delay to give the consent without any reasons) of the other Party, offer or disclose the contents of this Agreement or any other materials or information related to the operations of the other Party to any companies, enterprises, organizations or individuals.

8	Assignment

This Agreement is a special Agreement on Sharing of Administrative Services and Administrative Costs. Neither Party shall, without the prior written consent of the other Party, transfer or assign any and all of its right(s) or obligation(s) under this Agreement.

9	No waiver

Save as otherwise stipulated by the laws, failure or delay of exercising its rights, power or privileges under this Agreement by either Party shall not be construed as a waiver of these rights, power or privileges. Any one time or partial exercise of such rights or powers by one Party shall not affect any further or complete exercise of such rights or powers.

10	Notice

10.1	Any notice in connection with this Agreement shall be made in writing and delivered to the other Party by hand, by post or facsimile transmission. Any notice delivered by hand shall be deemed as received upon delivery; Any notice sent by facsimile transmission shall be deemed as received when the sender’s fax shows “sent”; Any notice delivered by post shall be deemed as received on the 5th working date (accordingly extended for legal holidays) after the mailing date. Any notice shall come into force upon receipt.

10.2	The addresses for service and recipients of the two Parties shall be as follows:

China Mobile Communication Co., Ltd	China Mobile Communications Corporation

Recipient: Liu Wenli	Recipient: Liu Wenli

Address: No. 29, Jinrong Avenue, Xicheng District, Beijing	Address: No. 29, Jinrong Avenue, Xicheng District, Beijing

Post Code: 100032	Post Code: 100032

Tel: 66006688-1108	Tel: 66006688-1108

Fax: 66006110	Fax: 66006110

11	Law applicable and dispute settlement

11.1	This Agreement shall be governed by, construed and executed in accordance with China laws.

11.2	Any dispute in connection with validity, interpretation or performance of this Agreement arising between the two Parties shall be settled through amicable consultation. Where it cannot be settled through consultation within 30 days from the day when the dispute arises, either Party may summit the dispute to China International Economic and Trade Arbitration Commission for arbitration in Beijing according to the currently valid arbitration rules. The arbitration award shall be final and binding upon the two Parties. Save as the matters in dispute for arbitration, other parts of this Agreement shall remain valid during the period of arbitration.

12	Effectiveness of this Agreement and miscellaneous

12.1	This Agreement shall come into force upon execution by the legal persons or representatives of the two Parties and on the completion date of the Acquisition.

12.2	Upon the unanimous agreement of the Parties hereto, the Agreement may be amended or supplemented and any of such amendment or supplementary to the Agreement shall be effective only if they are in writing and executed by the legal persons or authorized representatives of the Parties.

12.3	The Agreement is severable. Should any provision hereof for any reason at any time be declared invalid or unenforceable, then the validity and enforceability of the remaining provisions herein shall remain intact.

12.4	The Agreement is executed in Chinese in three (3) original counterparts, one of which shall be retained by each Party hereto, one shall be retained by Party A for filing with the relevant authority. Each counterpart is equally effective.

China Mobile Communication Co., Ltd (seal)	China Mobile Communications Corporation (seal)

Legal or Authorized Representative (Signature)	Legal or Authorized Representative (Signature)

/S/ WANG Xiaochu	/S/ ZHANG Ligui